UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 24, 2010

OMEGA HEALTHCARE INVESTORS, INC.
(Exact name of registrant as specified in charter)

Maryland	1-11316	38-3041398
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 International Circle
Suite 3500
Hunt Valley, Maryland  21030
(Address of principal executive offices / Zip Code)

(410) 427-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 24, 2010, the Board of Directors of Omega Healthcare Investors, Inc. (“Omega”) approved the terms of new employment agreements (collectively, the “Employment Agreements”) to be entered into with each of Taylor Pickett, Daniel Booth, Robert Stephenson, Lee Crabill and Michael Ritz (collectively, the “Officers”).  The Compensation Committee of Omega’s Board of Directors engaged an independent compensation consultant to assist in the negotiation and benchmarking of the employment arrangements against appropriate peers for each individual. The Employment Agreements have been submitted to each of the Officers for their review and Omega anticipates entering into the Employment Agreements in the near future.  The significant features of the Employment Agreements to be entered into with each of the Officers are summarized below.  The following terms are subject to change, and will be evidenced in definitive agreements between Omega and each officer.

●	Term. The term of each Employment Agreement will commence upon execution and will expire on December 31, 2013.

●	Annual Base Salary. The annual base salary for each Officer, effective January 1, 2010, is as follows:

Name	Annual Base Salary

Pickett	$600,000
Booth	$380,000
Stephenson	$305,000
Crabill	$295,000
Ritz	$205,000

The annual base salary for each of the Officers will be subject to review as of January 1, 2011 and at least annually thereafter for possible increases; provided, however, that consistent with the goal established by the Company’s Compensation Committee of providing, over time, compensation that ranks in the 75th percentile of the Company’s peer group for performance that exceeds peer group performance, following are the minimum salaries for certain of the Officers for the applicable years:

Stephenson	–	$328,000 effective January 1, 2011
$351,000 effective January 1, 2012
Crabill	–	$305,500 effective January 1, 2011
$315,750 effective January 1, 2012
$326,000 effective January 1, 2013
Ritz	–	$234,000 effective January 1, 2011

●
Annual Bonus.  Each Officer will be eligible to receive a cash bonus in an amount equal to a specified percentage of his annual base salary as indicated below based on the level of performance achieved.

	Threshold	Target	High
Pickett	100%	125%	150%
Booth	50%	75%	100%
Stephenson	50%	62.5%	75%
Crabill	25%	45%	65%
Ritz	25%	35%	45%

The bonus metrics, the relative weighting of the bonus metrics and the specific threshold, target and high levels of each metric for 2010 are as follows:

Metric	Weighting	Threshold	Target	High
Adjusted FFO	40%	$43,425,000	$44,440,000	$45,458,000
Tenant quality (uncollected rents)(1)	20%	Less than 3%	Less than 2%	Less than 1%
Leverage (coverage ratio)(2)	20%	Less than 4.75	Less than 4.50	Less than 4.25 or ratings upgrade from either agency
Individual/ subjective measures	20%	N/A	N/A	N/A

(1)	2010 uncollected rents as a percentage of 2010 gross revenues.
(2)	Debt/EBITDA using bank covenant formula.

The performance metrics and the weighting set forth above, but not the specific required levels at threshold, target and high, will continue to apply for 2011 and each subsequent year through 2013 unless the Compensation Committee changes the metrics or the weighting by no later than the first ninety (90) days of the year in which such change is to occur.  Notwithstanding the foregoing, the Compensation Committee reserves the right to change at any time (including after the first ninety (90) days of the year to which the bonus criteria relate) the performance metrics, the weighting and the required levels at threshold, target or high.

Each of the Officers will be eligible for a prorated bonus if the Officer’s employment is terminated during the year due to death.  Otherwise, each of the Officers will be eligible for a bonus only if the Officer is employed by Omega on the date the bonus is paid, except that if the term of employment is not extended beyond December 31, 2013, the Officer will be eligible for a bonus for 2013 if he is employed by Omega on December 31, 2013.

●
Severance.  If the Officer’s employment is terminated by Omega without cause (to be defined in the applicable Employment Agreement) or the Officer terminates his employment for good reason (to be defined in the applicable Employment Agreement), Omega will pay the Officer severance  equal to a multiple of the sum of annual base salary plus average annual bonus paid for the three completed fiscal years prior to his termination.  The multiple and the number of years over which such severance pay will be paid are next to each Officer’s name below:

Pickett	3
Booth	2
Stephenson	1.5
Crabill	1.5
Ritz	1

Payment of severance is contingent upon the Officer providing a comprehensive release to Omega. Severance will not be paid if the term of the Employment Agreement expires, if an Officer terminates employment upon or following expiration of the term of the Employment Agreement, if the Officer resigns without good reason or if his employment is terminated by Omega for cause.

If any payments would be subject to the excise tax associated with parachute payments in connection with a change in control, the severance payments (and any other payments or benefits) under any other agreements will be reduced to the maximum amount that can be paid without incurring an excise tax, but only if that would result in the Officer retaining a larger after-tax amount.

●
Non-compete/Non-solicitation.  During the period of employment and for the potential severance period thereafter, each Officer will be obligated not to provide managerial services or management consulting services to a competing business (as defined in the Employment Agreement) within the states in which Omega currently does business. In addition, each Officer will be prohibited during the term of the Employment Agreement and for the potential severance period thereafter from soliciting (i) clients or customers with whom he had material contact or (ii) management level or key employees of Omega to other employers.  If the Officer remains employed by Omega through December 31, 2013, and as a result no severance is paid, then the non-compete and non-solicitation provisions will expire at December 31, 2013.

●
Long-Term Incentive Compensation.  Each Employment Agreement will provide for long-term incentive compensation in the form of a restricted stock grant, a multi-year performance restricted stock unit grant, and three annual performance restricted stock unit grants. Initial grants will occur effective January 1, 2011, and an additional annual grant of performance-based restricted stock units (“PRSUs”) will occur effective on each of January 1, 2012 and January 1, 2013.

The aggregate long-term incentive opportunity (excluding dividends) for each Officer for 2011-2013 is noted in the table below. The threshold, target and high levels of long-term incentive compensation is based on Total Stockholder Return (“TSR”) performance. TSR is determined by reference to the total aggregate change in Omega’s stock price per share over the applicable performance period plus dividends per share declared with respect to the performance period.

	Threshold	Target	High
Pickett	$4,400,000	$7,950,000	$11,500,000
Booth	$2,480,000	$4,478,000	$6,748,000
Stephenson	$1,691,000	$3,382,250	$4,559,500
Crabill	$1,309,937	$2,421,487	$3,284,037
Ritz	$352,500	$613,300	$832,100

●
Restricted Stock Awards.  One half of each Officer’s long-term incentive compensation (calculated at target) will consist of a one-time time-based restricted stock award.  Each restricted stock award will be subject to three year cliff vesting and is subject to continued employment on the vesting date, except in the case of death, disability, termination by Omega without cause, or resignation for good reason (a “Qualifying Termination”) (in which case vesting is prorated depending on the year of termination), or a Qualifying Termination in connection with a change in control (in which case vesting is accelerated 100%). Dividends on the restricted stock award are paid currently on unvested and vested shares.

●
Performance Restricted Stock Unit Awards. The remaining one half of each Officer’s long-term incentive compensation (calculated at target) will consist of an award of multi-year PRSUs and annual PRSUs that are equal in amount. The PRSUs are granted under the Omega Healthcare Investors, Inc. 2004 Stock Incentive Plan. There will be a separate form of performance restricted stock unit award for each type of PRSU.  The level of multi-year PRSUs that will be earned depends on the levels of absolute TSR and relative TSR achieved over the three year performance period ending December 31, 2013 as set forth in the table below with absolute TSR having a 75% weighting and relative TSR having a 25% weighting. The level of annual PRSUs that will be earned depends on the level of absolute TSR achieved for the year of each grant as set forth in the table below with absolute TSR having a 100% weighting.

Absolute TSR- Based PRSUs	Threshold	Target	High
TSR (annualized and compounded annually for the multi-year PRSUs)	8%	10%	12%
Relative TSR- Based PRSUs
Percentile vs. Peer Group	50th	65th	80th

“Relative TSR” means TSR ranked on a percentile basis relative to the average total shareholder return achieved by the companies comprising the MSCI U.S. REIT Index for the same period for which TSR is calculated and using the same methodology used for calculating TSR as described above.

The multi-year PRSUs vest quarterly in 2014, and the annual PRSUs vest at December 31 of the year of grant, subject in each case to continued performance of services through the applicable vesting date.

The award agreements contain various provisions that could result in either forfeiture of awards or the earlier vesting of certain awards upon the occurrence of a Qualifying Termination or following a change in control.

●
Payment.  The number of earned and vested multi-year PRSUs will be paid in equal quarterly amounts in Omega common stock, along with dividend equivalents to be paid in cash, within ten (10) days following the last day of each calendar quarter in 2014 or on the date of a change in control, if earlier. The number of earned and vested annual PRSUs will be paid in Omega common stock, along with dividend equivalents to be paid in cash, within ten (10) days following December 31 of the year of grant or on the date of a change in control, if earlier.

●
Dividend Equivalents.  Dividend equivalents declared with respect to the applicable performance period accrue on PRSUs that subsequently vest and are paid. Accrued dividend equivalents are paid to the employee at the date the shares attributable to vested PRSUs are distributable.

Item 8.01.  Other Events.

Outstanding Borrowings under Revolving Credit Facility

As of September 24, 2010, Omega had approximately $162 million of borrowings outstanding under its previously reported $320 million senior secured revolving credit facility.

Shares Issued under Equity Shelf Program

As of September 24, 2010, approximately 3 million shares of Omega’s common stock were issued through Omega’s previously reported Equity Shelf Program for gross proceeds of approximately $65 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OMEGA HEALTHCARE INVESTORS, INC.

By:	/s/ C. Taylor Pickett
C. Taylor Pickett
President and Chief Executive Officer

Dated:  September 27, 2010